Exhibit 10.29

THIS AGREEMENT made on                      2009

BETWEEN:-

(1)	LOGOS TECHNOLOGIES LTD (IN ADMINISTRATION) (registered in England with company no. 04164080) whose registered office is at Begbies Traynor LLP, 41 Castle Way, Southampton, Hampshire SO14 2BW (“the Vendor”) acting by its joint administrators ANTONY ROBERT FANSHAWE and JULIE ANN PALMER (without personal liability) (“the Administrators”);

(2)	OMNICOMM, LTD (registered in England with company no. 6960362) whose registered office is at c/o Hunton & Williams, 30 St Mary Axe, London EC3A 8EP (“the Purchaser”); and

(3)	The Administrators.

BACKGROUND

(A)	The Administrators were appointed as joint administrators of the Vendor on 31 July 2009.

(B)	The Vendor has agreed to sell and the Purchaser has agreed to buy whatever right title and interest (if any) the Vendor may have in the Business and the Assets (both as defined below) subject to the terms of this Agreement with a view to the Purchaser carrying on the Business as a going concern in succession to the Vendor.

NOW IT IS HEREBY AGREED as follows:-

1	DEFINITIONS

1.1	In this Agreement the following expressions shall unless the context otherwise requires have the following meanings:-

1.1.1	“Administrators’ Solicitors” means Paris Smith LLP of Number 1 London Road, Southampton, Hampshire SO15 2AE;

1.1.2	“Assets” means as defined in Clause 2.1;

1.1.3	“Book Debts” means:

(a)	all debts and other sums due or payable to the Vendor in connection with the Business at the Transfer Time;

(b)	all debts or other sums which become due or payable to the Vendor after the Transfer Time in connection with goods supplied or services performed in connection with the Business prior to the Transfer Time;

(c)	any interest payable on those debts or other sums; and

(d)	the benefit of all securities, guarantees, indemnities and rights relating to those debts or other sums;

1.1.4	“Business” means the Vendor’s business of writing and maintaining software for phase 1 clinical trials carried on by the Vendor at the Transfer Time;

1.1.5	“Completion” means completion in accordance with the provisions of Clause 4;

1.1.6	“Contracts” means the contracts and arrangements (if any) of the Vendor with and orders (if any) from the persons listed in Schedule 4 subsisting at the Transfer Time;

1.1.7	“Employees” means those persons listed in Schedule 3;

1.1.8	“Encumbrance” means all encumbrances and includes any mortgage, debenture, charge, rent charge, pledge, hypothecation, lien, assignment by way of security, title retention, option, right to acquire, right of pre-emption, right of set off, counterclaim, trust arrangement or other security, preferential right or agreement to confer any of the foregoing or any equity or restriction;

1.1.9	“Excluded Assets” means those assets of the Vendor listed in Schedule 2;

1.1.10	“Excluded Contracts” means the Rent Deposit Deeds, the Lease, the contracts and arrangements entered into by the Vendor prior to the Transfer Time with Singapore Healthe Services Pte Ltd, Duke Clinical Research Unit and Cetero Research and any other contracts and arrangements entered into by the Vendor prior to the Transfer Time for the sale of goods or the provision of services by or to the Vendor which at the Transfer Time remain to be performed, in whole or in part, by the Vendor but excluding the Contracts;

1.1.11	“Goodwill” means the goodwill custom and connections of the Vendor in relation to the Business together with the exclusive right (so far as the Vendor can grant it) for the Purchaser to represent and hold itself out as carrying on the Business in succession to the Vendor;

1.1.12	“Intellectual Property” means (if any) the patents, patentable rights, rights in inventions, copyrights, design rights and related rights, utility models, trade marks (whether or not registered (including the trademark ALPHADAS registered in the UK in classes 09 and 16)), trade names and domain names, and any other intellectual property rights in each case owned and used in the Business (including without limitation the software in Alphadas 3), in each case whether registered or unregistered and including all applications (and rights to apply) for and the right to apply for or register the same (present, future and contingent and all renewals, extensions or revivals of, such rights including all accrued rights of action) and all similar or equivalent rights or forms of protection which subsist or will subsist, now or in the future, in any part of the world;

1.1.13	“Lease” the lease of the Premises entered into between the Vendor (as tenant) and the Berthon Boat Company Limited (as landlord) dated 15 May 2009;

1.1.14	“Lease Agreements” means any credit, deferred sale, hire purchase or leasing arrangement or agreement and “Lease Agreement” shall be construed accordingly;

1.1.15	“Leased Assets” means any of the Assets which are subject to Lease Agreements;

1.1.16	“Office Furniture” means (if any) the office furniture and office equipment at the Premises as listed in Schedule 1;

1.1.17	“Plant and Machinery” means (if any) all plant and equipment including any motor vehicles of the Vendor at the Premises as listed in Schedule 1;

1.1.18	“Premises” means the leasehold premises occupied by the Vendor at Navigation House, The Shipyard, Bath Road, Lymington, Hampshire SO41 3YJ;

1.1.19	“Purchase Price” means £92,000;

1.1.20	“Records” means (if any) all commercial records information paperwork costings and files at the Premises which relate exclusively to the Business but excluding any financial and accounting and VAT records;

1.1.21	“Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006;

1.1.22	“Rent Deposit Deeds” means the rent deposit deeds entered into between the Vendor and Berthon Boat Company Limited dated 30 April 2007 and 15 May 2009;

1.1.23	“Stocks” means the stock (if any) of the Vendor at the Premises as listed in Schedule 1;

1.1.24	“Transfer Time” means 5.00pm on the date of this Agreement;

1.1.25	“Working Day” means a day other than a Saturday, Sunday or a bank or public holiday in England.

1.2	References to any statutory provisions are to those provisions as from time to time amended, extended, re-enacted or consolidated and (so far as liability thereunder may exist or can arise) shall include any prior statutory provisions (as from time to time amended, extended, re-enacted or consolidated) which such provisions have directly or indirectly replaced.

1.3	References to “persons” shall include individuals, bodies corporate, unincorporated associations and partnerships.

1.4	The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.5	In this Agreement:

1.5.1	words in the singular include the plural and vice versa and words in one gender include any other gender;

1.5.2	references to clauses and schedules are to clauses and schedules of this agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

1.5.3	any phrase introduced by the terms “including”, “in particular” or any other similar expression shall be construed as illustrative and shall not limit the sense of the words preceding these terms;

1.5.4	a reference to the Administrators shall be construed as being to any other person who is appointed as an Administrator in substitution for the Administrators or as an additional Administrator in conjunction with the Administrators.

2	SALE OF ASSETS

2.1	With effect from the Transfer Time, the Vendor acting by the Administrators shall sell and the Purchaser shall purchase as a going concern the entirety of the Vendor’s right title and interest (if any) in the following (the “Assets”):

2.1.1	the Business, the benefit (but subject to the burden) of the Contracts, the Goodwill, the Intellectual Property and the Records for £78,500;

2.1.2	the Office Furniture, Plant and Machinery and Stocks for £13,500;

2.2	The Excluded Assets are excluded from the sale.

3	CONSIDERATION

3.1	The Purchase Price shall be paid in cash in full upon Completion by way of telegraphic transfer to the Administrators’ Solicitor’s client account being “Paris Smith LLP Undesignated Client Account, National Westminster Bank plc, sort code 56-00-68, account number 37559583 - reference RAA/19914/18”. The Administrators’ Solicitors are authorised by the Vendor to receive payment of the Purchase Price and all other sums payable hereunder, on the Vendor’s behalf and the Administrators’ Solicitors receipt shall be a sufficient discharge for the Purchaser.

3.2	The parties intend that Article 5 of the Value Added Tax (Special Provisions) Order 1995 shall apply to the sale under this Agreement and each party shall use its reasonable endeavours to procure that the sale of the Business is treated as neither a supply of goods nor a supply of services under that Article. If the said relief is not available then the Purchaser shall pay to the Vendor a sum equal to the Value Added Tax at the appropriate rate in respect of such of the Assets as are chargeable to Value Added Tax within 5 Working Days after the Vendor has issued a valid tax invoice for them.

4	COMPLETION

4.1	Completion of the sale and purchase shall take place at the offices of the Administrators’ Solicitors or at such other place as the parties may agree immediately after the execution of this Agreement.

4.2	On Completion of the sale and purchase:-

4.2.1	the Purchaser shall pay the Purchase Price in accordance with clause 3.1;

4.2.2	the Vendor shall deliver to the Purchaser the Assets, title to which is capable of transfer by delivery;

4.2.3	hold all other Assets on trust for the Purchaser absolutely, pending the assignment or novation thereof (as the case may be); and

4.2.4	the Purchaser shall accept delivery of the Assets.

4.3	On Completion and not before but with effect from the Transfer Time, risk in and title to (to the extent that the Vendor is able to transfer title) the Assets shall pass to the Purchaser.

5	THE CONTRACTS

5.1	With effect from the Transfer Time, the Vendor (acting by the Administrators) hereby assigns (as far as it is able to) the benefit, subject to the burden, of the Contracts. The Purchaser shall take over, adopt and accept responsibility for the completion of the Contracts and assume all obligations and liabilities (relating to the performance of the Contracts after the Transfer Time) in respect of the Contracts and the Purchaser shall indemnify and keep the Vendor and the Administrators fully indemnified against any such obligations and liabilities.

5.2	Insofar as the Contracts cannot effectively be assigned to the Purchaser without the consent of a third party or except by an agreement of novation:

5.2.1	the Vendor, the Administrators and the Purchaser shall (at the Purchaser’s expense) co-operate (so far as is reasonable and practicable) to procure that such consent is obtained and the Vendor, the Administrators and the Purchaser shall enter into a deed of novation (to the satisfaction of the Administrators) where such consent has been obtained;

5.2.2	unless and until such consent is obtained or the Contracts are novated, the Purchaser shall, for its own benefit and to the extent that the Contracts permits, perform (but at the Purchaser’s expense) all the obligations arising from the Transfer Time of the Vendor and shall indemnify and keep the Vendor and the Administrators fully indemnified against any liability arising as a result of any act, neglect, default or omission on the part of the Purchaser to perform or comply with any such obligation of the Vendor.

5.3	Until the Contracts are novated or assigned, the Vendor:

5.3.1	will hold them (together with any monies, goods, or benefits received thereunder) after the Transfer Time in trust for the Purchaser absolutely;

5.3.2	subject to the Purchaser paying the Administrators’ reasonable expenses, shall co-operate with the Purchaser in any reasonable arrangements designed to give the benefit of those Contracts to the Purchaser, including (without limitation) giving all reasonable assistance to the Purchaser to enable the Purchaser to enforce its rights under the Contracts; and

5.3.3	shall not agree to any amendment or termination of any Contract or any waiver by the Vendor or the Administrators of their rights under any Contract.

5.4	For the avoidance of doubt, any failure to assign or to novate the Contracts shall not entitle the Purchaser to claim compensation or damages or a reduction in or repayment of the Purchase Price or entitle the Purchaser to rescind or terminate this Agreement.

5.5	The Vendor shall continue to be liable for (but shall have no obligation under this Agreement to discharge) all claims and debts under any Contracts outstanding against it as at the Transfer Time or (subject to clause 7) any claims or debts which arise or are in respect of any period on or before the Transfer Time.

6	THE PREMISES

6.1	Subject at all times to Clause 6.1.2, from the date of this Agreement the Vendor shall permit (as far as it is able to do so) the Purchaser to occupy the Premises for a maximum period of 6 months (“Maximum Period”) as bare licensee only on the following terms:

6.1.1	the Purchaser shall pay the same rent for its period of occupation of the Premises as the Vendor is obliged to under the terms of the Lease by making the following payments:

6.1.1.1

an initial payment of £5737.94 (including VAT) for the period from the date of this Agreement up to and including 29th September 2009, such payment to be made by the Buyer to the Administrators within 10 Working Days of the date of this Agreement; and

6.1.1.2

one subsequent rental payment of £3,165.76 (including VAT) in advance such payment to be made by the Buyer to the Administrators on the 25th day of September 2009 for the period from 30th September 2009 to and including 31st October 2009; and thereafter

6.1.1.3

subsequent monthly payments of £3009.17 (including VAT) in advance payable by the Buyer to the Administrators on 25th day of the previous month (or the next Working Day if the 25th day in a month is not a Working Day) to the Administrators;

6.1.2	legal possession and control of the Premises shall at all times remain with the Vendor and the Purchaser shall not part with occupation of the whole or any part of the Premises;

6.1.3	the Purchaser shall promptly vacate the Premises upon the earlier of:

6.1.3.1	the landlord of the Premises, the Vendor or the Administrators giving the Purchaser notice to vacate;

6.1.3.2	the Purchaser giving the Vendor or the Administrators notice of its intention to vacate; or

6.1.3.3	the expiry of the Maximum Period,

6.1.4	the Purchaser shall effect its own insurance in respect of its occupation of the Premises to such a level and on such terms as would be recommended by a prudent insurance broker.

6.2	The Purchaser shall during such period of occupancy indemnify the Vendor and the Administrators against all outgoings (including but not limited to rent rates electricity gas telephone line rental minor repairs and the costs of complying with fire and the statutory regulations) and the costs of all services for its period of occupation duly apportioned where necessary and all liabilities arising in respect of the Premises including without limitation claims or any person suffering loss or injury in or about the Premises;

6.3	The Purchaser shall comply with such other reasonable terms and conditions as the Vendor and/or the Administrators may from time to time specify in writing, including:-

6.3.1	the Purchaser shall not make any alteration or addition to the Premises and shall at all times keep them in good order and condition and make good all damage not attributable to reasonable wear and tear; and

6.3.2	nothing contained in this Agreement shall create the relationship of landlord and tenant in relation to the Premises. The right of occupation granted by this Agreement is personal to the Purchaser and is not assignable.

6.4	The Purchaser hereby indemnifies the Vendor and the Administrators in respect of any liability which the Vendor and/or the Administrators may suffer arising from the Purchaser’s occupation of the Premises from the Transfer Time.

7	EMPLOYEES

In accordance with the Regulations, the contracts of employment of each Employee shall be automatically transferred to the Purchaser with effect from the Transfer Time. The Purchaser shall assume responsibility for all employee related liability whether arising before or after the Transfer Time and the Purchaser hereby indemnifies the Vendor and the Administrators in respect of such liability where suffered by the Vendor and/or the Administrators.

8	THIRD PARTY ASSETS

If any of the Assets of which the Purchaser shall be given possession shall be found not to be owned by the Vendor or to be subject to any Encumbrance (including but not limited to any Leased Assets) then the Purchaser will allow collection of any of such Assets by such third party forthwith on being required to do so by the third party concerned, and pending such collection the Purchaser undertakes that it will keep them in its own possession at its own expense and in as good repair and condition as they are at the date hereof save for normal wear and tear and not to hold itself out as the owner nor sell or offer for sale, assign, charge, pledge, create or permit the creation of a lien or otherwise deal with such Assets.

9	COSTS

Each party shall pay its own costs, charges and expenses incurred in the preparation of this Agreement.

10	NO PERSONAL LIABILITY

Notwithstanding the execution of this Agreement by the Administrators it is expressly agreed and declared that the Administrators (including their employees and agents) shall be under no personal liability to the Purchaser howsoever or whatsoever arising under or in connection with this Agreement.

11	GENERAL INDEMNITY

Without prejudice to any specific right of indemnity in this Agreement and notwithstanding the termination of the Administrators’ appointment, the Purchaser covenants with the Administrators to keep the Administrators fully indemnified against all liabilities suffered by the Administrators as a result of the Vendor giving possession of the Assets subject to an Encumbrance to the Purchaser.

12	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

13	NO ASSIGNMENT

This Agreement is personal to the parties hereto and cannot be assigned in whole or in part but shall be binding upon and enure for the benefit of each party’s personal representatives and successors in title.

14	NO WARRANTIES

14.1	All representations, warranties and conditions express or implied statutory or otherwise in respect of the Business or any of the Assets or any of the rights title and interest sold hereunder or agreed to be sold hereunder are expressly excluded (including, without limitation, warranties and conditions as to title, quiet possession, satisfactory quality, fitness for purpose and description).

14.2	The parties agree that the provisions of this Agreement are fair and reasonable in all the circumstances of a sale by a company in administration in the light of the following matters:-

14.2.1	full opportunity of inspection of the Assets has been afforded to the Purchaser and its representative and agents;

14.2.2	the Purchaser is fully aware that it must rely on its own inspection, investigation and analysis or of its professional advisers;

14.2.3	the intervention of insolvency and the constraints on selling necessarily imposed on the Vendor and the Administrators in such circumstances;

and the Purchaser accepts and acknowledges that:-

•	the exclusions and limitations contained herein are fair and reasonable;

•	it shall take the Assets in their present state and condition;

•	no reliance is placed or has been placed on any information, statement or silence on the part of the Vendor or the Administrators or of any of their employees or agents, or all or any of them.

14.3	For the avoidance of any doubt the Purchaser further acknowledges that if it shall be found that the Vendor does not have title or unencumbered title to any or all of the Assets, or if any of the Vendor’s interests (if any) in the Assets fail to transfer to the Purchaser, or any party refuses to continue a Contract (if any) with the Purchaser this shall not be a ground or grounds for rescinding, avoiding or varying any or all of the provisions hereof or for the recovery of any or all of the Purchase Price.

15	ACCESS TO RECORDS

The Purchaser hereby agrees to maintain the Records and give such access as the Vendor or Administrators may reasonably require to any information relating to the Business including but not limited to the Records in order to enable the Vendor and/or the Administrators properly to administer the affairs of the Vendor and to allow the same (or relevant extracts therefrom) to be copied for that purpose.

16	FURTHER ASSURANCES

16.1	The Vendor and the Administrators shall, subject to the Purchaser paying the Administrators’ reasonable expenses, do and execute all other necessary acts, instruments, deeds (including but not limited to deeds of novation relating to the Contracts), documents and things as may be reasonably required from time to time by the Purchaser within its power for vesting such right, title and interest that the Vendor may have in the Assets in the Purchaser.

16.2	Any instruments or deeds of transfer of any part of the Assets shall be prepared by the Purchaser or its advisers at its expense, subject to approval of the wording thereof by the Administrators or the Administrators’ Solicitors such approval not to be unreasonably withheld or delayed and shall contain an exclusion of personal liability.

16.3	The Vendor shall grant the Purchaser or their agents rights of access (the reasonable cost of which shall be borne by the Purchaser) at all reasonable times to view and copy;

16.3.1	such records, papers and documents of whatever nature and form (including electronic or stored on computer) as they shall so desire to facilitate the carrying out of the Contracts or any part thereof; and

16.3.2	all VAT, financial and accounting records relating to the Business.

16.4	The Vendor and the Administrators shall give the Purchaser written notice of any intention to liquidate the Vendor such notice to be given as soon as reasonably practicable and in any event at least three weeks before the proposed date for such liquidation.

17	GENERAL

17.1	This Agreement shall remain in full force and effect after Completion in respect of any matters, agreements or conditions which shall not have been done, observed or performed prior to Completion and all undertakings and obligations of the parties shall (except for any obligations fully performed on Completion) continue in full force and effect notwithstanding Completion save that all or any obligations which may arise under this clause 17.1 or otherwise on the Administrators shall continue only for as long as they remain in office.

17.2	No amendment to this Agreement shall be effective unless agreed in writing and signed by the parties to this Agreement.

18	ENTIRE AGREEMENT

18.1	This Agreement together with any documents referred to herein and the Schedules hereto constitutes the entire Agreement between the parties hereto in relation to the transactions referred to herein or therein and supersedes any previous agreement on such matters between the parties and save as otherwise provided herein no amendment, alteration or variation shall be of any force or effect unless in writing and signed by the parties hereto.

18.2	The Purchaser acknowledges that it has not in entering into this Agreement relied wholly or partly on any statement or representation made by or on behalf of the Vendor or the Administrators.

18.3	The Purchaser irrevocably and unconditionally waives any right it may have to claim damages and/or to rescind this Agreement for any misrepresentation whether or not contained in this Agreement unless such misrepresentation was made fraudulently.

19	COUNTERPARTS

This Agreement may be executed in one or more counterparts each which shall be deemed to be an original but all of which together shall constitute one and the same instrument but shall not be effective until each party has executed at least one counterpart.

20	NOTICES

20.1	Any notice given or other communication or document delivered hereunder shall be in writing and may be personally delivered or sent by pre-paid letter post at first class rate addressed to the registered office of the intended recipient or by electronic facsimile transmission to the receiver number of the intended recipient current at the date of this Agreement (or to such other address or receiver number as the intended recipient may from time to time have notified pursuant to the provisions of this Clause 20) and shall be deemed to have been properly given or delivered:-

20.1.1	(if personally delivered) upon such delivery; or

20.1.2	(if posted) two Working Days after posting in accordance with Post Office regulations; or

20.1.3	(if by electronic facsimile transmission) upon print-off on the sender’s transmitter of a confirmation of problem-free transmission to the relevant receiver number provided that if the notice is deemed delivered under this clause on a day that is not a Working Day then it shall be deemed delivered at 9:00 am on the next Working Day.

20.2	A notice addressed to a person appointed by the intended recipient to receive notices or addressed to a person (including a trustee in bankruptcy or supervisor or receiver or liquidator) judicially appointed to the intended recipient shall be deemed to have been properly addressed.

21	APPLICABLE LAW AND JURISDICTION

The proper law applicable to this Agreement shall be the Law of England and Wales. The English Courts shall have exclusive jurisdiction as to any matter pertaining to this Agreement including without limitation its validity meaning and enforcement.

AS WITNESS the hands of the parties hereto or the hands of their duly authorised representatives the day and year first above written

SCHEDULE 1

Office Furniture, Plant and Machinery

SCHEDULE 2

Excluded Assets

1	Any cash;

2	Book Debts;

3	Excluded Contracts;

4	The Vendor’s statutory and VAT records;

5	The Vendor’s interest in any premises owned, used or occupied by the Vendor;

6	The benefit of any actual or potential claim (including (but not limited to) any claim under any policies of assurance, insurance, indemnity and trade credit insurance or any claim against any employee or former employee) of the Vendor or the Administrators;

7	The benefit of any claim made or to be made by the Vendor or the Administrators for repayment of any tax or tax allowance;

8	The benefit of any claim made or to be made by the Vendor or the Administrators for grants from any government, local or public authority;

9	Any shares or investments or any other securities owned by the Vendor;

10	Any other asset of the Vendor not listed in the definition of “Assets” in this Agreement.

SIGNED by ANTONY ROBERT FANSHAWE	)
one of the Administrators	)
duly authorised for and on behalf of	)
LOGOS TECHNOLOGIES LTD	)
(IN ADMINISTRATION))
(without personal liability))

SIGNED by ANTONY ROBERT FANSHAWE	)
one of the Administrators	)
acting in his personal capacity (without personal	)
liability) on his own behalf and on behalf of	)
Julie Ann Palmer	)

SIGNED by	)
OMNICOMM LTD.	)
acting by one director	)	Director

Dated                      2009

LOGOS TECHNOLOGIES LTD (IN ADMINISTRATION) (1)

OMNICOMM, LTD (2)

- and -

THE ADMINISTRATORS (3)

SALE AGREEMENT

for the sale and purchase of the business and certain of the assets of

Logos Technologies Ltd (in administration)

Paris Smith LLP

Number 1 London Road

SOUTHAMPTON

SO15 2AE

Tel: 023 8048 2482

Fax: 023 8063 1835

Ref: RAA/19914/18